Exhibit 21.1

Expected Subsidiaries of Platinum SpinCo Inc. Immediately Following the Separation

The following entities are expected to be subsidiaries of SpinCo upon completion of the Separation described in the Information Statement:

Entity Name	State or Country of Incorporation or Organization
Modine Thermal Systems Private LTD	India
Modine Puxin Thermal Systems (Jiangsu) Co. Ltd.	People’s Republic of China
Modine Thermal Systems Korea, LLC	South Korea
Modine Thermal Systems (Shanghai) Co. Ltd.	People’s Republic of China
Modine Transferencia de Calor, S.A. de C.V.	Mexico
Modine Thermal Systems (Changzhou) Co. Ltd.	People’s Republic of China
Modine do Brasil Sistemas Termicos Ltda.	Brazil
MDA US LLC	Delaware
Modine OneGene Corporation	South Korea
Modine Holdco LLC f/k/a Modine Inc.	Delaware
Modine Europe GmbH	Germany
Modine Thermal Systems Europe GmbH	Germany
Modine Hungaria Kft	Hungary
MDA Hungary Automotive Kft	Hungary
Modine Pontevico S.r.L.	Italy
Modine Uden B.V.	Netherlands
Platinum IPCo Inc.	Delaware